EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT
                                   ALLEN HEIM

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                            TEREX ENERGY CORPORATION

THIS AGREEMENT is effective as of the 1st day of November 2014 between Terex Energy Corporation, a Colorado Corporation (hereinafter referred to as "Employer") and Allen Heim ( hereinafter referred to as " Executive") a resident of Nebraska.

WHEREAS, Employer and Executive desire to formalize an Employment relationship as outlined herein, effective as of November 1, 2014.

NOW THEREFORE, the parties for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged hereby agree as follows:

1. EMPLOYMENT. The Employer agrees to employ the Executive and the Executive accepts such employment by the Employer on the terms and conditions set forth herein.

2. TERM. This Agreement is effective as of the 1st day of November 2014 and the term of the Executive's employment hereunder shall be for three years.

3. DUTIES. Employer shall employ Executive initially as Vice President of Operations and Director or such other job title during the term to perform such duties as are normal and customary in the conduct of Employer's business and Executive will devote his best efforts to implement and/or conduct the business of the Employer and make available to office and the Employer shall provide the necessary staff, equipment, computers, services, facilities, furniture and support for Executive to properly carry out and complete the duties of his employment. Both Employer and Executive will maintain complete and accurate records, reports and other documentation that is necessary for the conduct of Employer's business.

4. COMPENSATION. Employer agrees to pay Executive a Base Salary of $150,000.00 per year for the first year payable monthly. The salary shall be adjusted annually by the Board of Directors in the anniversary of this agreement.

Executive shall also be entitled to receive an annual bonus as determined by the board.

5. BENEFITS. At its cost, Employer shall furnish to Executive comprehensive medical health insurance, disability income insurances and other such benefits at the level afforded the same level Executives of the Employer. Executive shall be entitled to participate in any Incentive Stock Option plan.

Executive shall be entitled to four (4) weeks of paid vacation & sick leave, without reduction in salary, beginning the 1st and ending after the last calendar year of employment and for each calendar year during the term of this Agreement. Vacation shall be at a mutually agreed upon time, such agreement not to be unreasonably withheld. Paid vacation and sick leave shall be fully earned the first and last calendar years of employment.

6. BUSINESS EXPENSES. Employer shall reimburse Executive for all reasonable and necessary business expenses incurred by him in carrying out his duties under

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this  Employment  Agreement so long as such expenses are properly  documented in accordance with the Employer's policies for expense reimbursement.

7. EMPLOYER RESOURCES. As a matter of convenience, Executive will have limited use of Employer's resources for personal purposes, including telephone, copy machine, vehicles, staff and such other resources as the parties may agree. Employer will also furnish Executive with a cell phone, a personal computer for office and home use, and such other equipment as the parties may agree in accordance with the Employer's usual practice.
Upon termination of this Agreement the Employee may retain the cell phone and computer.

8. OTHER SOURCES OF INCOME/EARNINGS. The Employer understands that the Executive has other sources of income and earnings through consultancy, or positions in associations, companies, enterprises or ventures where the Executive had or has an existing relationship; And that these relationships will continue and that new and additional relationships and sources of income may be established in the future. The Employer agrees that these relationships and sources of income may continue as long as the Executive fulfills his duties and responsibilities and as long as the Executive hereby warrants that there is no current relationship that constitutes even the perception of a conflict of interest or that would preclude the Executive from the fulfillment of duties and responsibilities. The Executive further agrees not to enter into any relationship where there is even the perception of a conflict of interest or that would prevent the Executive from fulfilling duties and responsibilities.

9. TERMINATION. The following shall apply:

     (A). DEATH. In the event of Executive's death during the Executive's employment hereunder, this Agreement shall terminate.

     (B). ILLNESS OR INCAPACITY. If, during any term of this Agreement, Executive shall become unable to perform his duties by reason of illness or incapacity, then Employer, may, at its option, terminate this Agreement. In such event, the notice period shall be not less than the applicable elimination period in any employee disability plan of the Employer in which Executive participates. It is agreed that the determination of illness or incapacity shall be made upon the basis of qualified medical evidence and if, during the notice period, Executive returns to work and is capable of carrying out his duties, then Employer's right to terminate for illness or incapacity is suspended.

     (C) FOR CAUSE. Upon thirty (30) days written notice, the Executive's employment hereunder may be terminated without further liability on the part of the Employer for Cause. Only the following shall constitute "Cause" for such:

          (i) Conviction of a felony, a crime or moral turpitude or commission of an act of embezzlement or fraud against the Employer or any subsidiary or affiliate thereof:

          (ii) Deliberate dishonesty of the Executive resulting in damages to the Employer or any subsidiary or affiliate thereof;

          (iii) Dereliction of duty, misfeasance or malfeasance.

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In the event of a termination  for cause the Executive  shall not be entitled to the benefits of any bonus for the period preceding the termination nor will the company be required to repurchase any of the shares owned by the Executive as hereinafter provided.

(D) TERMINATION AT WILL BY THE COMPANY. The Company may terminate this agreement at will upon 60 days written notice. If the Company decides to terminate this agreement, the company shall repurchase fifty percent of the Executives shares up to one million shares at a price equal to ninety percent of the average trading price over the 60 days preceding the notice of termination or a price as determined by independent qualified evaluation in the event the stock is not trading at the time of termination. The Company shall pay fifty percent of the repurchase price within 30 days of termination and the balance within 60 additional days.

(E) RESIGNATION BY EXECUTIVE. The Executive may resign and terminate this agreement on 60 days written notice and he shall not be required to render any further services to the Employer.

(F) SET-OFF. In accordance with 9 above, The Employer shall not be entitled to any set off against any cash compensation to be provided to the Executive under this Agreement, or any and all compensation received by the Executive while he was also receiving compensation from any other employer, unless a Conflict of Interest arises. In such case, the Executive shall inform the Employer of any such amounts of cash compensation pertaining to the conflict of interest and shall refund to the Employer any related amounts paid by the Employer.

Should Executive terminate this with or without Good Reason, he agrees to assist Employer for a period of time not less than thirty (30) days in order to effect a smooth transition, unless otherwise requested by Employer.

10. CHANGE IN CONTROL

In a Change of control event, the Corporation shall treat this Agreement as terminated by Corporation without cause in which event Corporation shall be obligated to provide the Employee with a severance payment in lieu of notice. Such severance payment shall be payable on the 15th day following the date on which the Corporation notifies the Employee of his termination and shall consist of the following amounts:

     1. The Employee's full salary through the date of termination specified in the notice of termination at the rate in effect at the time notice of termination was given, plus an amount equal to the amount, if any, of any awards previously made to the Employee which have not been paid.
     2. In lieu of further salary and benefits for periods subsequent to the date of termination, an amount which shall be equal to the salary and benefits which would otherwise have been payable to or paid on behalf of the Employee for the (6) month period following the date of termination.
     3. Any remaining or outstanding stock grants, options or awards shall fully vest with a cashless option provision.


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11. RESTRICTIONS. A separate Non-Solicitation and Confidentiality/Non-Disclosure
Agreement has been signed by Executive, the terms of which are incorporated herein by reference, and which provides certain Restrictions.

12. NO CONFLICT. The Executive hereby represents and warrants that: (i) he is not subject to any covenants against competition or similar covenants which would prohibit or impede the performance of his obligations hereunder; (ii) the execution of this Agreement and the performance of his obligations hereunder will not cause him to breach or be in conflict with any other agreement to which he is a party or by which he is bound; and (iii) the execution of this Agreement and the performance of his obligations hereunder will not cause him to breach any fiduciary or other duty.

13. OFFICER & DIRECTORS INSURANCE. In addition to regular benefits provided senior executives, Employer will provide and pay for Executive's D&O (Directors & Officers) insurance at standard levels for similar commercial enterprises.

14. NOTICES. All communications and notices made pursuant to this Employment Agreement shall be in writing and sent by certified mail, return receipt requested, as follows:

(A)      EXECUTIVE:        ALLEN HEIM
                           4111 South Myrtle
                           Kimball, NE 69145


(B)      EMPLOYER:         TEREX ENERGY CORPORATION
                           Suite 250
                           520 Zang St.
                           Broomfield, CO 80021

Or such other address as is provided in writing to the other.

15. MODIFICATION. This Agreement may be amended only in writing, and mutually executed by both parties to this Agreement. This Employment Agreement constitutes the entire contract between the parties hereto with respect to employment, and the parties shall not be bound in any manner related to employment by any warranties, representations or guarantees, except as specifically set forth in the Employment Agreement.

16. ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their respective heirs, legal representatives, successors, and assignees, but this Employment Agreement may not be assigned by any party without the express written consent of both parties. In the event of the merger, reorganization, business combination or consolidation of the Employer with any other corporation or corporations, or any other corporate re-organizations involving Employer, this Agreement shall be assigned and transferred to such Successor in interest and in such event Executive shall continue to perform his duties and obligations pursuant to the terms of this Agreement; however, Employer will remain liable as the Guarantor of the obligations and duties of the Assignee Employer of this

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Agreement.  Employer  must give the  Executive  ninety  (90) days  notice of the consummation of any such the merger, consolidation or reorganization as set forth above. Executive reserves the exclusive right to terminate his duties pursuant to this Employment Agreement in the event of such by giving seven (7) days written notice to the original Employer.

17. WAIVER. The waiver by the Employer or Executive of any breach of the provisions of this Employment Agreement by either party shall not operate or be construed as a waiver of any subsequent breach of the other.

18. SEVERABILITY. Invalidity, illegality, or unenforceability of any provision shall not affect in any manner the other provisions contained herein, which remain in full force and effect. It is the intent of and specifically acknowledged by Executive and Employer that all Restrictive Covenants shall survive termination of this Agreement.

19. GOVERNING LAW AND CHOICE OF FORUM. This Agreement is a Colorado contract, and shall be construed and enforced according to the laws of the State of Colorado. In connection with any dispute arising under this Agreement, the parties agree to submit themselves and all such disputes to the jurisdiction of any state or federal court having subject matter jurisdiction of the dispute, located in Colorado.

20.  ENTIRE   AGREEMENT.   This   Employment   Agreement   contains  the  entire
understanding between the parties, and may not be changed orally, but only by agreement in writing signed by both parties hereto.

21. RIGHT TO INDEPENDENT COUNSEL. The Executive has reviewed the contents of this Agreement and fully understands its terms. The Executive acknowledges that he is fully aware of his right to the advice of counsel independent from that of the Employer. The Executive further acknowledges that no representations have been made with respect to the income or estate tax or other consequences of this Agreement to him and that he has been advised of the importance of seeking independent advice of counsel with respect to such consequences.










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IN WITNESS WHEREOF,  the parties hereunto have caused this Employment  Agreement to be executed as of the day and year stated herein.

TEREX ENERGY CORPORATION


BY:                                 BY:
   -------------------------------     -----------------------------
   CEO                                 EXECUTIVE







































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